UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 27, 2016

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-0618660 (I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046

(Address of principal executive offices) (Zip code)

(281) 406-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 27, 2016 Parker Drilling Company (the “Company”) entered into the Third Amendment to the Second Amended and Restated Credit Agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment amends the Second Amendment to Second Amended and Restated Credit Agreement dated as of January 26, 2015 among the Company, the lenders party thereto from time to time, Bank of America N.A., as administrative agent and l/c issuer, and the other parties thereto (as previously amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of June 1, 2015 and the Second Amendment to Second Amended and Restated Credit Agreement dated as of September 29, 2015, the "2015Credit Agreement ").

The Credit Agreement Amendment, among other things, eliminates the Company's Leverage Ratio covenant until the fourth quarter of 2018 when the covenant reverts to 4.25x, and remains at 4.25x thereafter; eliminates the Company's Interest Coverage Ratio covenant until the fourth quarter of 2017 when the covenant reverts to 1.00x and increases 0.25x each subsequent quarter until reaching 2.00x in the fourth quarter of 2018, and remains at 2.00x thereafter; increases with immediate effect the Company's Senior Secured Leverage Ratio covenant from 1.50x to 2.80x until it decreases to 2.20x in the second quarter of 2017, 1.75x in the third quarter of 2017, and 1.50x in the fourth quarter of 2017 and thereafter; reduces total lender commitments to $100 million from $200 million; and permits up to $75 million of Junior Lien Debt.

The credit facility maturity date of January 2020 was not changed. The above description of the material terms and conditions of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment and the 2015 Credit Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished herewith:

99.1 Press release dated June 1, 2016, issued by the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parker Drilling Company
Date: June 3, 2016	By:	/s/ Christopher T. Weber
Christopher T. Weber
Senior Vice President and Chief Financial Officer